CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CORPORATE UPDATE
July 21, 2008— Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) announced that at its annual meeting of stockholders held on July 18, 2008 stockholders re-elected the incumbent Board of Directors comprised of Messrs. Vincent McDonnell, Jeffrey Wilkins, Russ Hammond, Michael Ayre and Anthony Perry; approved an increase in the authorized shares of common stock from 500,000,000 to 1,000,000,000 and disapproved an increase in the number of shares of common stock that can be awarded under the Company’s 2004 Long Term Stock Incentive Plan.
Vincent McDonnell, Chairman, President and Chief Executive Officer of the Company stated that “With the approval of the increase in authorized shares of common stock the Company can now proceed with the implementation of its previously announced rights offering later this year after complying with all regulatory requirements. The successful completion of the offering, which will be underwritten by certain private investors, should provide the Company with the additional capital required to meet our expected capital needs in the near term enabling us to proceed with the implementation of our planned production enhancement program at the Ninotsminda Field and to continue with our well testing operations at the Manavi 12 well.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com